Exhibit 99.1

For Further Information:
Jane Salance Carrier Access Corporation Phone: 303-442-5455 mailto:jsalance@carrieraccess.com	5395 Pearl Parkway Boulder, CO 80301-2490 Fax: 303-218-5797 www.carrieraccess.com

Carrier Access Reports Third Quarter 2003 Financial

Results

Revenues Grow 31% Sequentially; Company Achieves Third Consecutive Quarterly

Profit

Boulder, Colorado—Oct. 21, 2003—Carrier Access Corporation (Nasdaq: CACS), a leading provider of broadband access solutions, today reported its financial results for the third quarter ended September 30, 2003.

Revenues for the third quarter of fiscal 2003 were $15.9 million compared with $12.2 million for the second quarter of fiscal 2003 and $10.5 million for the third quarter of fiscal 2002. Net income for the third quarter of fiscal 2003 was $702,000 or $0.03 per diluted share compared with a net income for the second quarter of fiscal 2003 of $122,000 or $0.00 per diluted share and a net loss of $14.9 million or $0.60 per diluted share for the third quarter of fiscal 2002.

Revenues for the first nine months of fiscal 2003 were $39.3 million compared with $38.8 million in the same period last year. Net income for the first nine months of fiscal 2003 was $941,000 or $0.04 per diluted share compared with a net loss for the first nine months of fiscal 2002 of $44.6 million or $1.80 per diluted share. During the first nine months of 2003, the company recovered significant amounts of aged receivables, and accordingly changed its estimates for allowance for doubtful accounts.

“This was a great quarter for Carrier Access, our third consecutive quarter of revenue and net income growth,” said Roger Koenig, president and CEO, Carrier Access Corporation. “We are clearly executing our plan to return to profitability and to increase our revenue through diversification of our customer base with the introduction of new products. Our third quarter results demonstrate our progress as revenues grew 31% sequentially to $15.9 million, reflecting increased market demand for our wireless, integrated business services, Voice over IP (VoIP), and fiber solutions. Our investments in research and development over the last two years are now showing returns as we continue to deliver new applications to new customers. As a result, we believe we are gaining momentum and market share in our target access segments.

“The third quarter was particularly significant for us in the wireless market. We believe that our success is due to a continuing wireless carrier focus on cell site efficiency, improving remote management, upgrading sites for E911 compliance, and providing packetized traffic for 3G migration. In June of 2002, we introduced the Axxius™ 800 platform as part of our market diversification strategy and we are now recognizing the benefits of that investment with 28% of our Q3 revenue generated from sales to the wireless market. We intend to continue our development efforts in this area to enable wireless carrier customers to migrate to new packet-based solutions for even greater operational efficiencies.

“In addition to gaining momentum in the wireless market, earlier this month we announced successful trials and a strategic partnership for fiber-to-the-premises (FTTP) deployments. Our product development of the Exxtenz™ Business Optical Network Terminal (B-ONT) began to pay off as well as in the third quarter as we recognized our first meaningful revenue for this new access technology. We are clearly delivering results on our investment in packetized access technologies that are designed to lower the cost of delivering new broadband services to businesses and end users. During the third quarter, we added new features to our Adit® 600 platform, and successfully trialed new VoIP features for international customers. We are seeing increased demand for our Adit 600 platform both for traditional voice deployments and for VoIP applications. We are extremely encouraged by our customers’ adoption of the Adit 600 platform.

“According to market analysts, network edge spending overtook core spending in 2001 and they predict that during 2004, edge expenditures will outpace the core by 3 to 1. Our plan is to continue our research and development efforts in market-disruptive technologies and take advantage of the shift in spending towards packet-based access solutions. We believe we can take advantage of this shift as our products support both traditional circuit-based telephony and packet-based solutions. We believe we are very well-positioned to deliver the cost-effective solutions required by service providers at the edge of the network.

“In summary, we are very pleased with the results of our third quarter. We believe that we are demonstrating the results of the strategy that we put in place over the last two years.”

Carrier Access will hold a conference call today at 4:30 p.m. EDT to review these results. The call is open to the public. Those who wish to participate should dial 415-228-4835, domestically or internationally, at least fifteen minutes prior to the scheduled start time for the call, and reference Carrier Access.

Carrier Access has also scheduled this event to be broadcast live via web cast and replayed until 5:00 p.m. EST, December 7, 2003. To access this web cast please go to the Investor Relations page at www.carrieraccess.com/investors, or www.companyboardroom.com.

Forward-Looking Statement Caution

This press release contains forward-looking statements regarding new customer initiatives and the ability to attain revenue with these new customers initiatives, as well as our growth prospects and market share gains in broadband access and service creation. We caution that actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, continuing uncertainty regarding general economic conditions, changes in capital spending by carriers and telecommunications companies, market acceptance of our products, problems with or at our customers, distributors and/or suppliers, growth rates within our industry, the financial stability of our customers, the introduction of new competition and technologies, and other risks and uncertainties including those factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2002 and other documents periodically filed with the Securities and Exchange Commission. We do not undertake any obligation to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

About Carrier Access Corporation

Carrier Access manufactures broadband access and service delivery platforms for both landline and wireless communications carriers. Our solutions enable our customers to expand service revenues, lower operating costs, and extend capital budgets. Founded in 1992, Carrier Access has delivered more than 3.0 million voice and data lines for customers in North American and International markets. The company focuses on broadband access from central offices to customer premises, next-generation wireless transport and data infrastructure, and enterprise service delivery. Carrier Access products meet and exceed the highest industry interoperability, reliability and quality standards, including Telcordia™ OSMINE, NEBS Level-3 and ISO 9001. For more information visit www.carrieraccess.com.

Carrier Access, the Carrier Access logo and tagline, Solve for X, Axxius, Adit, and Exxtenz are trademarks of Carrier

Access Corporation.

Any other trademark is the trademark of its respective owner.

CARRIER ACCESS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net revenue	$15,927	10,534	$39,286	38,787
Cost of goods sold	9,169	6,342	22,010	25,851

Gross profit	6,758	4,192	17,276	12,936

Operating expenses:
Research and development	2,525	5,283	7,638	20,069
Sales and marketing	2,763	4,157	8,183	14,186
General and administrative	1,277	1,675	3,842	10,492
Bad debt expense (recoveries)	(423)	7	(2,981)	3,060
Asset impairment charges	—	8,995	—	8,995
Other intangible amortization	—	72	—	216

Total operating expenses	6,142	20,189	16,682	57,018

Income (loss) from operations	616	(15,997)	594	(44,082)

Other income, net	86	128	258	592

Income (loss) before income taxes	702	(15,869)	852	(43,490)

Income tax expense (benefit)	—	(1,016)	(89)	1,142

Net income (loss)	$702	$(14,853)	$941	$(44,632)

Income (loss) per share:
Basic	$0.03	$(0.60)	$0.04	$(1.80)
Diluted	$0.03	$(0.60)	$0.04	$(1.80)

Weighted average common shares:
Basic	24,807	24,766	24,787	24,753

Diluted	25,952	24,766	25,619	24,753

CARRIER ACCESS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except per share amounts)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$14,166	$14,900
Marketable securities available for sale	17,020	10,828
Accounts receivable, net	12,664	8,598
Other receivables	1,107	174
Income tax receivable	83	6,989
Inventory, net	23,694	24,134
Prepaid expenses and other	1,039	1,024

Total current assets	69,773	66,647

Property and equipment, net of accumulated depreciation and amortization	7,049	9,462
Other assets	345	328

Total assets	$77,167	$76,437

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,412	$5,437
Accrued expenses and other liabilities	3,587	4,886

Total current liabilities	9,999	10,323
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000 shares authorized and no shares issued or outstanding at September 30, 2003 and December 31, 2002	—	—
Common stock, $0.001 par value, 60,000 shares authorized and 24,834 shares issued and outstanding at September 30, 2003 and 24,771 shares issued and outstanding at December 31, 2002	25	25
Additional paid-in capital	85,861	85,785
Deferred compensation	(20)	(65)
Accumulated deficit	(18,702)	(19,643)
Accumulated other comprehensive income	4	12

Total stockholders’ equity	67,168	66,114

Total liabilities and stockholders’ equity	$77,167	$76,437

CARRIER ACCESS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended September 30,
	2003	2002
Cash flows from operating activities:
Net income (loss)	$941	$(44,632)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization expense	2,951	4,678
Provision for (recoveries of) doubtful accounts, net	(2,981)	3,060
Provision for inventory obsolescence	(212)	2,608
Stock-based compensation	70	169
Asset impairment charges	—	8,995
Deferred income tax expense	—	7,318
Changes in operating assets and liabilities:
Accounts receivable	(1,086)	6,307
Notes receivable	—	(775)
Income taxes receivable	6,906	(4,211)
Inventory	652	9,233
Prepaid expenses and other	(970)	784
Accounts payable and accrued expenses	(323)	(5,201)

Net cash provided (used) by operating activities	5,948	(11,667)

Cash flows from investing activities:
Purchases of property and equipment	(532)	(1,611)
Purchases of marketable securities, gross	(14,208)	(8,245)
Sales and maturities of marketable securities	8,007	7,259

Net cash used by investing activities	(6,733)	(2,597)

Cash flows from financing activities:
Proceeds from exercise of stock options	51	14

Net decrease in cash and cash equivalents	(734)	(14,250)
Cash and cash equivalents at beginning of period	14,900	24,741

Cash and cash equivalents at end of period	$14,166	$10,491

Supplemental cash flow disclosures:
Cash received for income taxes	$6,995	$1,449